Exhibit 99.1

PRELIMINARY QUARTERLY REPORT FOR THE PERIOD

ENDED FEBRUARY 28, 2007

Page

Preliminary Unaudited Consolidated Financial Statements

Preliminary Consolidated Balance Sheets	1

Preliminary Consolidated Statements of Income	3

Preliminary Consolidated Statements of Cash Flows	4

Notes to Preliminary Consolidated Financial Statements	5

Management’s Discussion and Analysis of Financial Condition and Results of Operations (Preliminary)	11

Quantitative and Qualitative Disclosure about Market Risks (Preliminary)	15

The information contained in this Preliminary Quarterly Report (including the information in the preliminary unaudited consolidated financial statements and the information derived from financial statements for prior periods (all such financial statements being herein collectively the “Financial Statements”)) will be subject to changes and adjustments (which may be significant) as a result of the Company’s ongoing review of stock option granting practices and related accounting and other matters.  For additional information, please refer to Biomet’s Current Report on Form 8-K filed with the Securities and Exchange Commission  (the “SEC”) on December 18, 2006. In addition, please refer to Biomet’s Current Report on Form 8-K filed with the SEC on March 30, 2007, in which Biomet announced an updated report from the Special Committee presented by counsel to the Special Committee and the independent accountants retained by counsel to the Special Committee.  Based upon an analysis of this updated report and relevant accounting literature, including Staff Accounting Bulletin No. 99, the Audit Committee determined on March 30, 2007 that Biomet should amend its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 to reflect the restatement of the consolidated financial statements (fiscal years ended March 31, 2006, 2005 and 2004 and periods ended August 31, 2006 and 2005) and related disclosures reflected therein.  In light of the Special Committee’s preliminary report discussed in Biomet’s March 30, 2007 Form 8-K, Biomet’s previously issued financial statements (including for the fiscal year ended May 31, 2006) and any related reports of its independent registered public accounting firm should not be relied upon.

The preliminary unaudited consolidated financial statements included herein (1) do not include any information or notes not required by GAAP to be included in interim financial statements, (2) are subject to normal year-end adjustments, (3) have not been reviewed by Ernst & Young LLP, Biomet’s independent registered public accounting firm, as provided in Statement on Auditing Standards No. 100 and (4) will change after the review of stock option granting practices and related accounting and other matters is completed.

The restatement of  Biomet’s financial statements in accordance with the outcome of the review of stock option granting practices and related accounting and other matters may cause:

•                  compensation expense to increase to reflect the intrinsic value of options on the measurement date;

•                  net income to decrease as result of the increase in compensation expense;

•                  paid-in-capital to increase as option-related compensation expense increases paid-in-capital;

•                  retained earnings to decrease because net income decreases;

•                  the amount of the deduction from taxable income for option-related compensation to be limited;

•                  earnings per share to decrease because net income decreases;

•                  litigation expense to increase; and

•                  there may be related tax effects and other expenses incurred and other adjustments recorded as a result of any such restatement.

All results for the quarter ended February 28, 2007 should be considered preliminary until Biomet’s Quarterly Report on Form 10-Q for the period ended February 28, 2007 is filed with the Securities and Exchange Commission.  The preliminary unaudited consolidated financial statements and related preliminary disclosures furnished herein will be superseded by Biomet’s Quarterly Report on Form 10-Q for the period ended February 28, 2007, when filed by Biomet with the Securities and Exchange Commission.

This Preliminary Quarterly Report contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Biomet believes that the assumptions, on which the forward-looking statements contained herein are based are reasonable any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained herein will prove to be accurate.  Some of the factors that could cause actual results and forward-looking statements contained herein to differ include:  the results and related outcomes of the special committee’s review of Biomet’s historical stock option granting practices including: the impact of any tax consequences, including any determination that Biomet’s filed tax returns were not true, correct and complete, the impact of any determination that some of the options may not have been validly issued under the stock option plans, the impact of the restatement of financial statements of Biomet or other actions that may be taken or required as a result of the special committee’s review, the impact of the determination that certain of Biomet’s financial statements were not prepared in accordance with GAAP and the required reporting under the applicable securities rules and regulations, the impact of any determination of the existence of any significant deficiencies and/or material weaknesses in certain of Biomet’s internal controls and/or of the need to reevaluate certain of the findings and conclusions in Management’s Report on Internal Controls, Biomet’s disclosure controls and procedures required by the Securities Exchange Act were not effective, the impact of the inability of Biomet to timely file reports or statements with the Securities and Exchange Commission and distribute such reports or statements to its shareholders, and the impact of any determination that some of Biomet’s insurance policies may not be in full force and effect and/or that Biomet may not be in compliance with the terms and conditions of the policies; litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or the restatement of Biomet’s financial statements; the inability to meet the NASDAQ extension for becoming current with all filing requirements; any conditions imposed in connection with consummation of the merger between Biomet and the private equity consortium, including the availability of certain financial information; approval of the merger by the shareholders of Biomet; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement with the private equity consortium; the success of Biomet’s principal product lines and reorganization efforts with respect to its Biomet Trauma and Biomet Spine operations; Biomet’s ability to develop and market new products and technologies in a timely manner; and other risk factors as set forth from time to time in Biomet’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved.  Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED BALANCE SHEETS
at February 28, 2007 and May 31, 2006
(in thousands)

ASSETS

	February 28, 2007	May 31, 2006*
	(Unaudited)
Current assets:

Cash and cash equivalents	$128,507	$160,963

Investments	5,527	6,380

Accounts and notes receivable, net	544,801	507,883

Inventories	550,731	534,515

Deferred and prepaid income taxes	75,123	73,345

Prepaid expenses and other	47,072	32,342

Total current assets	1,351,761	1,315,428

Property, plant and equipment, at cost	734,348	655,432

Less, Accumulated depreciation	341,451	297,800

Property, plant and equipment, net	392,897	357,632

Investments	56,489	58,128

Goodwill	443,491	441,397

Intangible assets, net	75,969	79,498

Other assets	16,326	11,839

Total assets	$2,336,933	$2,263,922

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED BALANCE SHEETS
at February 28, 2007 and May 31, 2006
(in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	February 28, 2007	May 31, 2006*
	(Unaudited)
Current liabilities:

Short-term borrowings	$100,316	$276,561

Accounts payable	52,323	62,276

Accrued income taxes	4,597	6,356

Accrued wages and commissions	59,556	63,279

Other accrued expenses	111,194	111,960

Total current liabilities	327,986	520,432

Long-term liabilities:

Deferred income taxes	28,241	26,991

Total liabilities	356,227	547,423

Contingencies
Shareholders’ equity:

Common shares	223,603	206,633

Additional paid-in capital	89,146	72,839

Retained earnings	1,629,201	1,419,297

Accumulated other comprehensive income	38,756	17,730

Total shareholders’ equity	1,980,706	1,716,499

Total liabilities and shareholders’ equity	$2,336,933	$2,263,922

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
for the nine and three months ended February 28, 2007 and February 28, 2006
(Unaudited, in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	2007	2006*	2007	2006*

Net Sales	$1,558,021	$1,485,847	$529,530	$506,254

Cost of sales	453,911	417,167	163,782	143,061

Gross profit	1,104,110	1,068,680	365,748	363,193

Selling, general and administrative expenses	600,013	544,772	217,930	185,137
Research and development expense	71,432	63,182	23,936	21,063

Operating income	432,665	460,726	123,882	156,993

Other income, net	8,328	2,575	4,443	2,262

Income before income taxes	440,993	463,301	128,325	159,255

Provision for income taxes	150,602	155,659	43,936	53,190

Net income	$290,391	$307,642	$84,389	$106,065

Earnings per share:
Basic	$1.18	$1.24	$0.34	$0.43
Diluted	$1.18	$1.23	$0.34	$0.43

Shares used in computation of earnings per share:
Basic	245,113	248,270	245,390	246,859
Diluted	245,113	249,202	245,390	247,772

Cash dividends per common share	$0.30	$0.25	$—	$—-

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended February 28, 2007 and February 28, 2006
(Unaudited, in thousands)

	2007	2006*
Cash flows from (used in) operating activities:
Net income	$290,391	$307,642
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	63,604	51,062
Amortization	5,713	8,044
Loss (Gain) on sale of investments, net	(921)	1,166
Deferred income taxes	(1,244)	(5,368)
Share base payment expense, net of tax benefit	12,589	—
Changes in current assets and liabilities:
Accounts and notes receivable, net	(32,003)	(29,654)
Inventories	(8,774)	(66,287)
Accounts payable	(6,633)	4,430
Accrued income taxes	(1,965)	(1,685)
Other	(24,341)	8,588
Net cash from operating activities	296,416	277,938

Cash flows from (used in) investing activities:
Proceeds from sales and maturities of investments	17,067	48,209
Purchases of investments	(10,192)	(41,679)
Capital expenditures	(89,034)	(75,259)
Other	(5,660)	305

Net cash used in investing activities	(87,819)	(68,424)

Cash flows from (used in) financing activities:
Decrease in short-term borrowings, net	(177,233)	(4,680)
Issuance of common shares	17,146	12,598
Cash dividends	(73,526)	(62,473)
Purchase of common shares	(7,268)	(159,122)

Net cash used in financing activities	(240,881)	(213,677)

Effect of exchange rate changes on cash	(172)	2,000

Decrease in cash and cash equivalents	(32,456)	(2,163)
Cash and cash equivalents, beginning of year	160,963	104,706
Cash and cash equivalents, end of period	$128,507	$102,543

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The accompanying notes are a part of the preliminary consolidated financial statements.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

NOTES TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:         BASIS OF PRESENTATION.

The accompanying preliminary consolidated financial statements include the accounts of Biomet, Inc. and its subsidiaries (individually and collectively referenced to as “Biomet” or the “Company”). Except as described below, the preliminary unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S- X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. While management believes that the unaudited preliminary consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States except as described in the preceding sentence and except for the uncertainties related to stock option granting practices and related accounting and other matters as described in the introduction to the preliminary consolidated financial statements, it can give no assurance that all adjustments necessary to present its financial information in accordance with GAAP have been identified. Therefore, all results for the quarter ended February 28, 2007 reported in the accompanying consolidated financial statements should be considered preliminary until the Company files its quarterly report on Form 10-Q for the third quarter ended February 28, 2007.

Operating results for the nine-month period ended February 28, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2007. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006.

The accompanying consolidated balance sheet at May 31, 2006, has been derived from the audited Consolidated Financial Statements at that date, but does not include all disclosures required by accounting principles generally accepted in the United States.

In addition, on March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

On December 18, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LVB Acquisition, LLC, a Delaware limited liability company (“Parent”), and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Biomet, with Biomet continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent is controlled by

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

NOTES TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS

a consortium of private equity funds: Blackstone Capital Partners V L.P., Goldman Sachs Investments Ltd., KKR 2006 Fund L.P. and Texas Pacific Group.

At the effective time of the Merger, each share of Biomet’s common stock issued and outstanding immediately before the effective time of the Merger (other than those shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares owned by Biomet or any direct or indirect wholly-owned subsidiary of Biomet) will be converted into the right to receive $44.00 per share in cash, less any required withholding taxes and without interest.

Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including approval of the Merger by our shareholders. On February 15, 2007, the parties were granted early termination of the waiting period under the HSR Act for the proposed Merger Agreement and related transactions. No approval of the antitrust authorities in the European Union is required by the parties in connection with the proposed Merger.

The Company operates in one business segment, musculoskeletal products, which includes the designing, manufacturing and marketing of reconstructive products, fixation devices, spinal products and other products. Other products consist primarily of EBI’s softgoods and bracing products, Arthrotek’s arthroscopy products, general instruments and operating room supplies. The Company manages its business segment primarily on a geographic basis. These geographic markets are comprised of the United States, Europe and the Rest of World. Major markets included in the Rest of World geographic market are Canada, South America, Mexico, Japan, and the Pacific Rim.

Net sales of musculoskeletal products by product category and reportable geographic segment results are as follows for the nine and three month periods ended February 28, 2007 and 2006:

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

BIOMET, INC. AND SUBSIDIARIES

NOTES TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS, continued

	Nine Months Ended		Three Months Ended
	2007	2006*	2007	2006*
	(in thousands)
Net Sales by Product Category:
Reconstructive Products	$1,100,984	$1,006,764	$381,169	$346,610
Fixation Devices	174,326	187,192	54,645	62,338
Spinal Products	154,036	164,267	51,253	53,914
Other Products	128,675	127,624	42,463	43,392
Total	$1,558,021	$1,485,847	$529,530	$506,254

	Nine Months Ended		Three Months Ended
	2007	2006*	2007	2006*
Net Sales by Geographic Segment:
United States	$980,285	$975,604	$321,312	$332,677
Europe	429,777	371,654	157,850	123,484
Rest of World	147,959	138,589	50,368	50,093
Total	$1,558,021	$1,485,847	$529,530	$506,254

Operating Income by Geographic Segment:
United States	370,729	399,826	$98,475	136,148
Europe	62,705	55,821	26,415	18,749
Rest of World	13,156	5,079	3,502	2,096
	446,590	460,726	128,392	156,993
Share-based payment expense	13,925	—	4,510	—
Total	$432,665	$460,726	$123,882	$156,993

The Company adopted SFAS No. 123(R), “Share-Based Payment”, (“SFAS 123R”) on June 1, 2006 using the modified prospective method. SFAS 123R requires all share-based payments to employees, including stock options, to be expensed based on their fair value over the required award service period.  The Company uses the straight line method to recognize compensation expense relating to share based payments.  The Company’s share-based payments primarily consist of stock options.  The Company had previously followed APB No.25 “Accounting for Stock Issued to Employees,” in accounting for its stock options and accordingly, no compensation expense had been previously recognized.

Under the modified prospective method, the provisions of SFAS 123R apply to all share-based payments granted or modified after the date of adoption.  Prior period results have not been restated.  For share-based payments granted prior to the date of adoption, the unrecognized expense related to the unvested portion at the date of adoption will be recognized in net income under the grant date fair value provisions used for the Company’s pro forma disclosures under SFAS 123R.  The Company uses the Black-Scholes option-pricing model to determine the fair value of our stock options.  Compensation expense recognized for the nine month period ended February 28, 2007  was $13,925,000 offset by $1,337,000 of tax benefit, which is $0.06 per share. Compensation expense recognized in the

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

three month period ended February 28, 2007 was $4,510,000 offset by $433,000 of tax benefit, which is $0.02 per share. The amount of pre-tax compensation cost related to nonvested stock options not yet recognized was $100.3 million at February 28, 2007, which is expected to be amortized through 2015. All of the foregoing amounts may be subject to significant change and adjustment as a result of the ongoing review of stock option granting practices and related accounting and other matters.

Subject to the completion of the ongoing review of stock option granting practices, if compensation expense for the Company’s employee stock options had been determined based on the fair value method of accounting, pro forma net income and diluted earnings per share for the three and nine months ended February 28, 2006 would have been as follows:

	Nine Months Ended	Three Months Ended
Net income as reported (in thousands)	$307,642	$106,065
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards net of related tax effects (in thousands)	6,812	2,362
Pro forma net income (in thousands)	$300,830	$103,703
Earnings per share:
Basic, as reported	$1.24	$0.43
Basic, pro forma	$1.21	$0.42
Diluted, as reported	$1.23	$0.43
Diluted, pro forma	$1.21	$0.42

The Company uses the Black-Scholes option-pricing model to determine the fair value of options.  For stock options granted during the nine month period ended February 28, 2007, expected volatility was derived based on historical volatility of the Company’s common stock.  The expected term of the stock option was derived from historical employee exercise behavior.  The risk-free interest rate is determined using the implied yield currently available for zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options.  A dividend yield is derived based on the historical dividend yield of the Company’s common stock.

The weighted-average fair value of the options granted in the nine month periods ended February 28, 2007 and 2006 were $11.44 and $12.13 per option, respectively, determined using the following assumptions: (1) expected life of option of 5.29 and 5.30 years; (2) dividend yield of 0.90% and 0.72%; (3) expected volatility of 32% and 32%; and (4) risk-free interest rate of 4.46% and 4.26%, respectively.  The total intrinsic value of stock options exercised during the nine month periods ended February 28, 2007 and 2006 were $8.5 million and $10.9 million, respectively.  The following table summarizes stock option activity for the nine month period ended February 28, 2007:

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

	Stock Options	Weighted Average Exercise Price
Outstanding, June 1, 2006	9,162,956	$33.84
Granted	2,820,376	33.37
Exercised	(737,524)	25.31
Terminated	(1,068,671)	34.77
Outstanding, February 28, 2007	10,177,137	$34.28

The following table summarizes information about outstanding stock options as of February 28, 2007, that are vested and those that are expected to vest, and that are currently exercisable:

	Outstanding Stock Options Already Vested and Expected to Vest	Options that are Exercisable
Number of outstanding options	10,177,137	2,119,000
Weighted average remaining contractual life	7.2 years	1 year
Weighted average exercise price per share	$34.28	$33.64
Intrinsic value	$81,926,000	$18,415,000

NOTE 2:       COMPREHENSIVE INCOME.

Other comprehensive income includes foreign currency translation adjustments and unrealized appreciation of available-for-sale securities, net of taxes. Other comprehensive income for the three months ended February 28, 2007 and 2006 was $10,744,000 and $7,701,000, respectively. Other comprehensive income (loss) for the nine months ended February 28, 2007 and 2006 was $21,026,000 and $(21,223,000), respectively. Total comprehensive income combines reported net income and other comprehensive income. Total comprehensive income for the three months ended February 28, 2007 and 2006 was $95,133,000 and $113,766,000, respectively. Total comprehensive income for the nine months ended February 28, 2007 and 2006 was $311,417,000 and $286,419,000, respectively.

NOTE 3:       INVENTORIES.

Inventories at February 28, 2007 and May 31, 2006 are as follows:

	February 28, 2007	May 31, 2006*
	(in thousands)	(in thousands)
Raw Materials	$81,795	$71,126
Work-in-process	66,018	48,416
Finished goods	237,280	225,997
Consigned distributor	165,638	188,976
	$550,731	$534,515

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

NOTE 4:       COMMON SHARES.

During the nine months ended February 28, 2007, the Company issued 725,722 common shares upon the exercise of outstanding stock options for proceeds aggregating $17,146,000. Purchases of common shares pursuant to the common share repurchase programs aggregated 210,000 shares for $7,268,000 during the nine months ended February 28, 2007.

NOTE 5:       EARNINGS PER SHARE.

Earnings per common share amounts (“basic EPS”) are computed by dividing net income by the weighted average number of common shares outstanding and excludes any potential dilution. Earnings per common share amounts assuming dilution (“diluted EPS”) are computed by reflecting potential dilution from the exercise of stock options.

NOTE 6:       INCOME TAXES.

The difference between the reported provision for income taxes and a provision computed by applying the federal statutory rate to pre-tax accounting income is primarily attributable to state income taxes, tax benefits relating to operations in Puerto Rico, tax-exempt income, tax credits, and lack of a tax benefit associated with Incentive Stock Options under share-based payment expense. These amounts may be subject to significant change and adjustment as a result of the ongoing review of stock option granting practices and related accounting or other matters.

NOTE 7:       CONTINGENCIES.

As previously disclosed, on September 21, 2006, two shareholder-derivative complaints were filed against certain of Biomet’s current and former officers and directors in Kosciusko Superior Court I in Kosciusko County, in the State of Indiana. The complaints, captioned Long v. Hann, et al., and Thorson v. Hann, et al., alleged violations of state law relating to the issuance of certain stock option grants by the Company dating back to approximately 1996. Both complaints sought unspecified money damages as well as other equitable and injunctive relief. These two cases were consolidated under the caption In re Biomet, Inc. Derivative Litigation, and on January 19, 2007, plaintiffs filed an amended complaint that made additional allegations based on the Company’s December 18, 2006 disclosures related to stock option grants. On February 16, 2007, defendants filed a motion to dismiss plaintiffs’ amended complaint, which is currently pending with the court.

On December 11, 2006, a third shareholder-derivative complaint captioned International Brotherhood of Electrical Workers Local 98 Pension Fund v. Hann, et al., No. 06 CV 14312, was filed in federal court in the Southern District of New York. The IBEW case makes similar allegations and claims as those made in the Indiana litigation, in addition to purporting to state three derivative claims for violations of the federal securities laws. On February 15, 2007, defendants filed a motion to dismiss plaintiff’s complaint, which is currently pending with the court.

On December 20, 2006, a purported class-action lawsuit captioned Long, et a.l v. Hann, et al., was filed in Indiana State court in the County of Kosciusko. The lawsuit names as defendants each member of the Biomet board of directors at the time, Dane Miller, Ph.D., and Blackstone Capital Partners V L.P., KKR 2006 Fund L.P., Goldman Sachs Investments Ltd., and TPG Partners V, L.P. The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet shareholders by Biomet’s directors in connection with Biomet’s entry into the merger agreement. Among the purported fiduciary breaches alleged in the Indiana case is that the Biomet director and officer defendants engaged in the transaction to escape liability relating to Biomet’s historical stock options granting practices. On March 29 and 30, 2007, the defendants filed motions to dismiss the plaintiffs’ complaint, and these motions are currently pending before the court.

On January 2, 2007, a purported class action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in the Supreme Court for the State of New York, New York County. A virtually identical action was filed on January 9, 2007, captioned Corry v. Biomet, Inc., et al., in the same court. Both of these lawsuits named as defendants Biomet, each member of its board of directors at the time, Dane Miller, Ph.D., The Blackstone Group L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners, and Texas Pacific Group. The lawsuits made essentially the same claims and sought the same relief as in the Long action described above. On January 29, 2007, defendants filed a joint motion to dismiss Gervasio. On February 14, 2007, the plaintiff in Corry voluntarily discontinued his lawsuit and informed defendants that he intended to intervene in Gervasio. On March 26, 2007, the court granted defendants’ motion to dismiss Gervasio.

NOTE 8:       SUBSEQUENT EVENTS

Nasdaq Delisting Notice. On April 11, 2007 a NASDAQ Listing Qualifications Panel (the “Panel”) granted Biomet’s request for continued listing on the NASDAQ Global Select Market, notwithstanding Biomet’s inability to timely file the Form 10-Q for the quarter ended November 30, 2006.  Biomet’s continued listing is subject to certain conditions, including that Biomet must become current in its delinquent periodic reports and file any required restatements of historical financial statements by May 29, 2007.  While Biomet intends to comply with the requirements of the extension, there can be no guarantee that Biomet will be able to complete these filings prior to the May 29, 2007 deadline or otherwise comply with the conditions of the extension.  In the event Biomet does not fully comply with the terms of the Panel’s exception and is unable to obtain a further extension of time, Biomet’s securities may be delisted from The NASDAQ Stock Market.  In addition, the Panel has reserved the right to reconsider the terms of its exception based on any event, condition, or circumstance that would, in the Panel’s opinion, make continued listing of Biomet’s securities on The NASDAQ Stock Market inadvisable or unwarranted.

On April 12, 2007, Biomet received an additional notice of non-compliance from The NASDAQ Stock Market, pursuant to Marketplace Rule 4310(c)(14) due to the previously announced delay in filing its Form 10-Q for the quarter ended February 28, 2007.  In the letter Biomet was invited to make an additional submission to the Panel addressing its plans for making this filing, and on April 19, 2007, Biomet requested an exception until June 12, 2007 to file its Form 10-Q for the quarter ended February 28, 2007.  There can be no assurance that the Panel will grant Biomet’s request.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS *

FINANCIAL CONDITION AS OF FEBRUARY 28, 2007

The Company’s cash and investments decreased $34,948,000 to $190,523,000 at February 28, 2007.  This decrease resulted from positive cash flow from operations offset by the $73,526,000 dividend paid during the first quarter, the $7,268,000 used to purchase shares pursuant to the Company’s share repurchase programs and payment of $177,233,000 on short-term debt during the first nine months.

Cash flows provided by operating activities were $296,416,000 for the first nine months of fiscal 2007 compared to $277,938,000 in 2006.  The primary sources of fiscal year 2007 cash flows from operating activities were net income and depreciation.  The primary use was an increase in accounts receivable and inventories.  The Company’s major cash collection day is Monday, and as the Company’s quarter end moves further away from a Monday, accounts receivable ending balances increase.  In addition, as sales increase, outstanding accounts receivable increase.  Inventories increased primarily in three areas:  Biomet Trauma & Spine, where the Company is bringing the manufacturing of spinal products in-house and built inventory from vendors to smooth the transition; 3i, where the Company is launching the nano-tite dental implant system; and Japan, where the Company is launching the Bi-metric XR and the Vanguard RP.  Accounts and notes receivable and inventory balances increased during the nine month period due to currency exchange rates by $4.9 million and $7.4 million, respectively.

Cash flows used in investing activities were $87,819,000 for the first nine months of fiscal 2007 compared to $68,424,000 in 2006.  The primary use of cash flows from investing activities in fiscal 2007 was capital expenditures.  The Company continues to upgrade its instruments used in various international markets and to support the new implant systems being launched.

Cash flows used in financing activities were $240,881,000 for the first nine months of fiscal 2007 compared to $213,677,00 in 2006.  The primary uses were the cash dividend paid, the share repurchase programs and a decrease in short-term borrowings.  In July 2006, the Company’s Board of Directors declared a cash dividend of thirty cents ($0.30) per share payable to shareholders of record at the close of business on July 15, 2006.  Over the last sixteen quarters, the Company has used $1,064,000,000 to purchase its common stock.  The Company currently has no share repurchase programs authorized.

Currently available funds, together with anticipated cash flows generated from future operations are believed to be adequate to cover the Company’s anticipated cash requirements, including capital expenditures, research and development costs and short-term debt payments.

* On March 30, 2007, Biomet publicly disclosed that Biomet’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED FEBRUARY 28, 2007 AS COMPARED TO THE NINE MONTHS ENDED NOVEMBER 30, 2006

Net sales increased 5% to $1,558,021,000 for the nine months ended February 28, 2007, from $1,485,847,000 for the same period last year.  Excluding the positive impact of foreign currency, net sales growth for the period was 3%.  The Company’s U.S.-based revenue increased less than 1% to $980,285,000 during the first nine months of fiscal 2007, while foreign sales increased 13% (9% currency adjusted) to $577,736,000.  The Company’s worldwide sales of reconstructive products during the first nine months of fiscal 2007 were $1,100,984,000, representing a 9% increase compared to the first nine months of last year.  This increase came through balanced growth in all of the reconstructive product categories.

Sales of fixation products were $174,326,000 for the first nine months of fiscal 2007, representing a 7% decrease as compared to the same period in 2006.  Sales of spinal products were $154,036,000 for the first nine months of fiscal 2007, representing a 6% decrease as compared to the same period in 2006.  Biomet Trauma and Biomet Spine, formerly EBI, (“BTBS”) has continued to underperform management’s objectives.  During the nine months, the Company has continued to make numerous managerial changes at BTBS. The Company is also making significant progress with the implementation of a new computer system, sales support system, the in-sourcing of the manufacture of spinal hardware products and expanding the research and development team. The Company believes that the new management team and infrastructure changes at Biomet Trauma and Biomet Spine will allow the Company to provide greater focus on the spine and trauma markets and our customers.

The Company’s sales of other products totaled $128,675,000, representing a 1% increase over the first nine months of fiscal year 2006.

Cost of sales increased as a percentage of net sales to 29.1% for the first nine months of fiscal 2007 from 28.1% for the same period last year. During the quarter, the Company continued its review of inventory levels at BTBS and determined that they were in excess of that required to support the current level of sales.  In addition, the Company will be introducing several new products which will negatively affect sales of existing products. The Company continues verifying its field inventory and the expected results have been considered in establishing inventory reserves. The Company recorded an $11 million charge to cost of sales during the third quarter to increase its inventory reserves at BTBS.  This increased cost of sales as a percentage of net sales by 0.7%.  The remaining increase in cost of sales was primarily a result of higher growth rates in international markets where gross margins are lower.  Selling, general and administrative expenses, as a percentage of net sales, increased to 38.5% compared to 36.7% for the first nine months last year.  Three major expense categories are causing this increase: 1) the Company incurred approximately $6.2 million in expenses related to the proposed Merger Agreement during the third quarter of fiscal 2007; 2) the Company incurred approximately $15.7 million in additional legal and distribution expenses compared to past quarters; and 3) the adoption of SFAS 123R Share-Based payment increased selling, general and administrative expenses by $11.2 million.  Research and development expenditures increased 13.1% during the first nine months to $71,432,000 reflecting the Company’s continued emphasis on new product introductions and the aforementioned Share-Based payment expense of $2.7 million.  Operating income decreased 6% from $460,726,000 for the first nine months of fiscal 2006, to $432,665,000 for the first nine months of fiscal 2007.  After adjusting for the adoption of SFAS 123R, and the other expenses noted under cost of sales and selling, general and administrative expense, operating income increased 4%.  Other income increased from $2,575,000 last year to $8,328,000 this year.  Other income has been positively impacted by an increase in investment interest rates, lower short-term debt and a net gain arising from legal settlements.  The effective income tax rate increased to

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

34.2% for the first nine months of fiscal year 2007 from 33.6% last year primarily as a result of the lack of a tax benefit associated with SFAS 123R compensation expense related to Incentive Stock Options.

These factors resulted in a 6% decrease in net income to $290,391,000 for the first nine months of fiscal 2007 as compared to $307,642,000 for the same period in fiscal 2006, while basic and diluted earnings per share decreased 5%, from $1.24 to $1.18 for the periods presented.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED FEBRUARY 28, 2007 AS COMPARED TO THE THREE MONTHS ENDED FEBRUARY 28, 2006

Net sales increased 5% to $529,530,000 for the third quarter ended February 28, 2007, from $506,254,000 for the same period last year.  Excluding the positive impact of foreign currency, net sales growth for the third quarter of fiscal 2007 was 2%.  The Company’s U.S.-based revenue decreased 3% to $321,312,000 during the third quarter of fiscal 2007, while foreign sales increased 20% (12% currency adjusted) to $208,218,000.  The Company’s worldwide sales of reconstructive products during the third quarter of fiscal 2007 were $381,169,000, representing a 10% increase compared to the third quarter of last year.  This increase came through balanced growth in all of the reconstructive product categories.

Sales of fixation products were $54,645,000 for the third quarter of fiscal 2007, representing a 12% decrease as compared to the same period in fiscal 2006.  Sales of spinal products were $51,253,000 for the third quarter of fiscal 2007, representing a 5% decrease as compared to the same period in fiscal 2006.  BTBS has continued to underperform management’s objectives. During this year, the Company has continued to make numerous managerial changes at BTBS.  The Company is also continuing to progress with the implementation of a new computer system, sales support system, the in-sourcing of the manufacture of spinal hardware products and expanding the research and development team. The Company believes that the new management team and infrastructure changes at Biomet Trauma and Biomet Spine will allow the Company to provide greater focus on the spine and trauma markets and to our customers.

The Company’s sales of other products totaled $42,463,000 for the third quarter of fiscal 2007, representing a 2% decrease when compared to the third quarter of fiscal 2006.

Cost of sales increased as a percentage of net sales to 30.9% for the third quarter of fiscal 2007 from 28.3% for the same period last year.  During the quarter, the Company continued its review of inventory levels at BTBS and determined that they were in excess of that required to support the current level of sales. In addition, the Company will be introducing several new products which will negatively affect sales of existing products. The Company continues verifying its field inventory and the expected results have been considered in establishing inventory reserves. The Company recorded an $11 million charge to cost of sales during the third quarter to increase its inventory reserves at BTBS. This increased cost of sales as a percentage of net sales by 2.1%. The remaining increase in cost of sales was primarily a result of higher growth rates in international markets where gross margins are lower.  Selling, general and administrative expenses, as a percentage of net sales, increased to 41.2% compared to 36.6% for the third quarter last year.  Three major expense categories are causing this increase: 1) the Company incurred approximately $6.2 million in expenses related to the proposed Merger Agreement during the third quarter of fiscal 2007; 2) the Company incurred approximately $15.7 million in additional legal and distribution expenses compared to past quarters; and 3) the adoption of SFAS 123R Share-Based payment increased cost of sales and selling, general and administrative expenses by $3.6 million.  Research and development expenditures increased 14% during the third quarter to $23,936,000 reflecting the Company’s continued emphasis on new product introductions and the aforementioned Share-Based payment expense.  Operating income decreased 21% from $156,993,000 for the third quarter of fiscal 2006, to $123,882,000 for the third quarter of fiscal 2007.  After adjusting for the adoption of SFAS 123R, and the other expenses noted under selling, general and administrative expense, operating income increased 3%.  Other income increased from $2,262,000 last year to $4,443,000 this year.  Other expense income has been positively impacted by an increase in investment interest rates and lower short-term debt.  The effective income tax rate increased to 34.2% for the third quarter of fiscal year 2007 from 33.4% last year primarily as a result of the lack of a tax benefit associated with SFAS 123R related to Incentive Stock Options.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.

These factors resulted in a 20% decrease in net income to $84,389,000 for the third quarter of fiscal 2007 as compared to $106,065,000 for the same period in fiscal 2006, while basic and diluted earnings per share decreased 21%, from $0.43 to $0.34 for the periods presented.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (PRELIMINARY)

There have been no material changes from the information provided in the Company’s Annual Report on Form 10-K for the year ended May 31, 2006.

The information contained in this Preliminary Quarterly Report (including the Financial Statements) will be subject to changes and adjustments (which may be significant) as a result of the ongoing review of stock option granting practices and related accounting or other matters.